AMENDMENT TO THE
TETRA Technologies, Inc.
CASH INCENTIVE COMPENSATION PLAN

The Compensation Committee (the “Committee”) of the Board of Directors of TETRA Technologies, Inc., a Delaware corporation (the “Company”), hereby makes this Amendment (the “Amendment”) to the TETRA Technologies, Inc. Cash Incentive Compensation Plan (as amended, the “Plan”) adopted and effective on February 19, 2015. All terms capitalized but not defined herein shall have such meaning as the same term within the Plan.
WHEREAS, the Company previously adopted the Plan to advance the best interests of the Company by providing designated officers, managers, other key employees and consultants with additional incentives through the grant of performance-based short-term and long-term awards providing an opportunity to share in the performance of the Company by achieving specific corporate and divisional/business unit financial and operational goals, and personal objectives; and
WHEREAS, the Committee has determined that it is in the best interest of the Company to amend the Plan to include a provision by which any award under the Plan and/or amount payable or paid thereunder shall be subject to potential cancellation, rescission, clawback and recoupment, under certain circumstances.
NOW THEREFORE, for and in consideration of the foregoing and the agreements contained herein, the Plan shall be amended as follows:
1.     Amendment to Section X. Additional Provisions. The following subsection 10.7 shall be added to Section X of the Plan:
10.7 Clawback/Recoupment Policy. Notwithstanding any provisions in the Plan or any agreement to the contrary, any Award under the Plan and/or amount payable or paid hereunder shall be subject to potential cancellation, rescission, clawback and recoupment (i) to the extent necessary to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any regulations or listing requirements promulgated thereunder, and/or (ii) as may be required in accordance with the terms of any clawback/recoupment policy as may be adopted by the Company to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any regulations or listing requirements promulgated thereunder, as such policy may be amended from time to time (the “Policy”). Any adoption of the Policy or amendment thereof shall not require the prior consent of any Participant.
2.     Remainder of Plan. Except as expressly provided herein, the Plan remains in full force and effect.
IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed in its name and on its behalf by its duly authorized representative as of February 19, 2015.

TETRA TECHNOLOGIES, INC.

By: /s/ Stuart M. Brightman
Name: Stuart M. Brightman
Title: President and Chief Executive Officer